Exhibit (i)(1)

VEDDER PRICE                                                [LETTERHEAD OMITTED]



                                                                  April 22, 2002



Scudder Variable Series II
222 South Riverside Plaza
Chicago, Illinois  60606


Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Scudder Variable Series II (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares") of the following portfolios (each a "Portfolio" and collectively, the "Portfolios"):

         o  Scudder Money Market Portfolio (Class A and Class B Shares)
         o  Scudder Total Return Portfolio (Class A and Class B Shares)
         o  Scudder High Yield Portfolio (Class A and Class B Shares)
         o  Scudder Growth Portfolio (Class A and Class B Shares)
         o  Scudder Government Securities Portfolio (Class A and Class B Shares)
         o Scudder International Select Equity Portfolio (Class A and Class B Shares)
         o  Scudder Small Cap Growth Portfolio (Class A and Class B Shares)
         o  Scudder Investment Grade Bond Portfolio (Class A and Class B Shares)
         o  Scudder Contrarian Value Portfolio (Class A and Class B Shares)
         o  SVS Dreman Small Cap Value Portfolio (Class A and Class B Shares)
         o  SVS Focus Value+Growth Portfolio (Class A and Class B Shares)
         o  Scudder Blue Chip Portfolio (Class A and Class B Shares)
         o  Scudder Strategic Income Portfolio
         o  SVS Dreman High Return Equity Portfolio (Class A and Class B Shares)
         o  Scudder Aggressive Growth Portfolio (Class A and Class B Shares)
         o  Scudder Technology Growth Portfolio (Class A and Class B Shares)


         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have

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VEDDER PRICE

Scudder Variable Series II
April 22, 2002
Page 2


assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated April 24, 1998, as amended by the Certificate of Amendment of Declaration of Trust adopted on March 31, 1999 and effective as of May 1, 1999, and Certificate of Amendment of Declaration of Trust adopted on November 29, 2000 and effective as of May 1, 2001; the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated March 31, 1999, the Redesignation of Series dated November 29, 2000 and effective May 1, 2001, the Redesignation of Series dated January 24,
2001 and effective May 1, 2001, the Redesignation of Series dated January 15, 2002 and effective January 18, 2002, and the Redesignation of Series dated April 17, 2002 and effective May 1, 2002, the Establishment and Designation of Classes of Shares of Beneficial Interest dated November 28, 2001 and effective February 28, 2002, and the By-Laws of the Fund adopted January 22, 1987, and amended November 30, 2000, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on January 22, 1987, July 24, 1991, February 16, 1994, January 17, 1996, March 11, 1997,
September 19, 1997, March 18, 1998,  January 20, 1999, March 31, 1999, March 22,
2000, November 29, 2000, January 24, 2001, November 28, 2001 and January 16, 2002 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or any Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated
Agreement and Declaration of Trust provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus,

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VEDDER PRICE

Scudder Variable Series II
April 22, 2002
Page 3


the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                        Very truly yours,


                        /S/VEDDER, PRICE, KAUFMAN & KAMMHOLZ


                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ


DAS/DBE/bjg